UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 22, 2013

VESTIN REALTY MORTGAGE I, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-125347	20-4028839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 WEST SUNSET ROAD, SUITE 200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

Vestin Realty Mortgage I, Inc. announced that it will incur a  loss on the Sheraton Ft Worth Hotel owned by 1701 Commerce, LLC, (“1701 Commerce”) which is owned by the Company and Vestin Realty Mortgage II, Inc.  On February 7, 2012, 1701 Commerce entered into a Deed in Lieu Agreement with a borrower resolving the foreclosure of a secured second position loan which had matured on December 31, 2011, with a principal balance of approximately $11.8 million, of which the Company’s portion was approximately $0.9 million.  On March 26, 2012, 1701 Commerce filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Northern District of Texas, Ft. Worth Division, to reorganize its financial affairs.  The current balance on the loan to the first position lien holder is approximately $46 million with up to an additional approximately $3 million owed to unsecured creditors.

On September 24, 2012, 1701 Commerce entered into an asset purchase agreement to sell its assets in consideration of $55 million. The buyer terminated its offer and it appears that based on current negotiations that any offer to purchase the assets will be at a price substantially below $55 million. Currently there is a pending non-binding offer of approximately $49 million.  On February 22, 2013, the Company impaired approximately $0.9 million on its balance sheet for the upcoming Form 10-K for the year ended December 31, 2012.

Item 8.01 Other Events.

Due to the anticipated loss, the Company and Vestin Realty Mortgage II, Inc. have put on hold their proposed merger. The Company anticipates renewed discussions regarding the anticipated consideration to be paid by Vestin Realty Mortgage II, Inc. in any merger transaction once the 1701 Commerce situation has been clarified.  There can be no assurance that an agreement between the Company and Vestin Realty Mortgage II, Inc. will be reached.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE I, INC.

Dated: February 25, 2013                                                     By: /s/ Tracee Gress
Tracee Gress
Chief Financial Officer